Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2019 SECOND QUARTER RESULTS

Net Sales up 11.3%, Operating Income up 19.7%

New York, New York, August 5, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2019. The average dollar/euro exchange rate for the current second quarter was 1.12 compared to 1.19 in the second quarter of 2018.

Second Quarter 2019 Compared to Second Quarter 2018:

●	Net sales were $166.2 million, up 11.3% from $149.4 million, at comparable foreign currency exchange rates, net sales increased 13.7%;
●	Net sales by European based operations rose 8.7% to $125.6 million from $115.6 million;
●	Net sales by U.S. based operations increased 20.4% to $40.6 million from $33.8 million;
●	Gross margin was 64.3% compared to 64.0%;
●	S,G&A expenses as a percentage of net sales were 50.8% compared to 51.5%
●	Operating income increased 19.7% to $22.5 million from $18.8 million;
●	Operating margin rose to 13.5% compared to 12.6%;
●	The effective income tax rate was 29.5% compared to 30.2%;
●	Net income attributable to Inter Parfums, Inc. increased 13.0% to $12.3 million from $10.9 million;
●	Net income attributable to Inter Parfums, Inc. per diluted share rose 11.4% to $0.39 from $0.35.

Thus for the first half of 2019, net sales increased 7.3% to $344.5 million, as compared to $321.1 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, net sales increased 10.4% for the period. Net income attributable to Inter Parfums, Inc. rose to $31.2 million, an increase of 16.4% compared to $26.8 million in the same period last year, while net income attributable to Inter Parfums, Inc. per diluted share rose 16.5% to $0.99 from $0.85. For the six months ended June 30, 2019 and 2018, the average U.S. dollar/euro exchange rate was 1.13 and 1.21, respectively.

“Through the first half of 2019,” Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “our two largest markets, North America and Western Europe, outperformed last year’s first half, with sales growth of 13.3% and 7.9%, respectively. The other markets with gains were the Middle East and Eastern Europe, where sales rose 28.8% and 3.6%, respectively over the first half of last year. The nearly 7% second quarter sales gain in Asia bridged the 9.3% shortfall in the first quarter, resulting in a modest 2.3% sales decline in that market through the first half.”

Discussing the biggest gainers within European based operations, Mr. Madar stated, “Two of our largest brands achieved exceptional sales growth in the second quarter. As we recently reported, our largest brand, Montblanc, achieved a 28.3% increase in net sales fueled by the rollout of its newest scent, Montblanc Explorer, which layered sales upon the brand’s more established fragrances. Our third largest brand, Coach, benefitted from the strong performance of Coach Floral Blush, which along with ongoing sales of Coach legacy scents, resulted in a second quarter sales gain of 43.8%. In addition, we are pleased with the initial performance Lanvin’s A Girl in Capri, whose launch helped offset much of the brand’s sales decline in the first quarter. Two of our smaller brands are making a strong comeback, notably Van Cleef & Arpels and Karl Lagerfeld, which achieved second quarter sales growth of 61.3% and 115.8%, respectively, with much of the growth coming from each brand’s expanding multi-scent collections.”

Inter Parfums, Inc. News Release	Page 2
August 5, 2019

Moving on to U.S. based operations, Mr. Madar continued, “The GUESS brand was the primary reason for the more than 20% improvement in sales. As we previously noted, we expect that the recent domestic debut of 1981 Los Angeles and upcoming launch of Seductive Noir will further enhance the brand’s fragrance franchise. We also saw comparable quarterly gains in Abercrombie & Fitch and Hollister brands spurred by new product launches. These include the Authentic duo by Abercrombie & Fitch and for Hollister fragrances, the debut of the Wave limited edition duo, plus our first Festival brand extension, Festival Nite.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “For European operations, gross profit margin was 68% for both the current and prior year’s second quarter while for U.S. operations, it was 52% as compared to 50% in last year’s second quarter. As in the first quarter of 2019, higher cost of sales in product mix within our European operations offset the benefit from the stronger U.S. dollar. Leverage on selling, general and administrative expense and the improvement in gross margin, especially for U.S. operations, resulted in the 19.7% increase in second quarter operating income and the 900 basis point improvement in operating margin.”

Mr. Greenberg continued, “The most material non-operating item of note was the foreign currency loss aggregating $0.5 million in the current second quarter compared to a $1.5 million gain on foreign currency in the second quarter of 2018.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $376 million, including approximately $214 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3.1 to 1 and only $10.5 million of long-term debt.”

Affirms 2019 Guidance

Mr. Greenberg, concluded, “We continue to expect 2019 net sales to approximate $712 million resulting in net income attributable to Inter Parfums, Inc. per diluted share of $1.88. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.275 per share will be paid on October 15, 2019 to shareholders of record on September 30, 2019.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, August 6, 2019. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Inter Parfums, Inc. News Release	Page 3
August 5, 2019

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lily Aldridge, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 5, 2019

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$166,242	$149,367	$344,484	$321,133

Cost of sales	59,268	53,713	127,669	119,851

Gross margin	106,974	95,654	216,815	201,282

Selling, general and administrative expenses	84,514	76,885	161,067	152,117

Income from operations	22,460	18,769	55,748	49,165

Other expenses (income):
Interest expense	203	568	830	1,030
(Gain) loss on foreign currency	546	(1,500)	697	(1,295)
Interest income	(419)	(729)	(2,325)	(2,474)

	330	(1,661)	(798)	(2,739)

Income before income taxes	22,130	20,430	56,546	51,904

Income taxes	6,530	6,171	15,969	15,783

Net income	15,600	14,259	40,577	36,121

Less: Net income attributable to the noncontrolling interest	3,282	3,360	9,366	9,313

Net income attributable to Inter Parfums, Inc.	$12,318	$10,899	$31,211	$26,808

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.39	$0.35	$0.99	$0.86
Diluted	$0.39	$0.35	$0.99	$0.85

Weighted average number of shares outstanding:
Basic	31,449	31,299	31,440	31,283
Diluted	31,687	31,490	31,683	31,459

Dividends declared per share	$0.28	$0.21	$0.55	$0.42

Inter Parfums, Inc. News Release	Page 5
August 5, 2019

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$146,790	$193,136
Short-term investments	66,941	67,870
Accounts receivable, net	147,833	136,420
Inventories	180,064	160,978
Receivables, other	2,162	2,112
Other current assets	9,960	8,076
Income taxes receivable	758	810

Total current assets	554,508	569,402
Equipment and leasehold improvements, net	10,776	9,839
Right-of-use assets, net	32,430	--
Trademarks, licenses and other intangible assets, net	201,425	204,325
Deferred tax assets	10,022	9,299
Other assets	6,031	6,302

Total assets	$815,192	$799,167

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$24,906	$23,155
Current portion of lease liabilities	6,274	--
Accounts payable – trade	49,047	58,328
Accrued expenses	83,741	92,468
Income taxes payable	5,987	4,396
Dividends payable	8,649	8,630

Total current liabilities	178,604	186,977

Long–term debt, less current portion	10,477	22,906
Lease liabilities, less current portion	27,604	--
Deferred tax liability	3,735	3,538

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,450,205 and 31,382,127 shares at June 30, 2019 and December 31, 2018, respectively	31	31
Additional paid-in capital	68,342	69,970
Retained earnings	463,862	448,731
Accumulated other comprehensive loss	(35,771)	(33,650)
Treasury stock, at cost, 9,864,805 shares at June 30, 2019 and December 31, 2018	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	458,989	447,607

Noncontrolling interest	135,783	138,139

Total equity	594,772	585,746

Total liabilities and equity	$815,192	$799,167